EXHIBIT  99.1


FOR  IMMEDIATE  RELEASE
-----------------------

INCYTE
John  Vuko
Chief  Financial  Officer
(650)  845-4106

Teresa  Gaines
Corporate  Communications
(650)  621-8711

                    INCYTE TO ACQUIRE PRIVATELY-HELD PROTEOME
   WORLD'S LARGEST ANNOTATION COMPANY IS NOW UNIQUELY POSITIONED TO ANNOTATE THE
                                 HUMAN PROTEOME

PALO ALTO, CA, DECEMBER 21, 2000 - Incyte Genomics, Inc. (Nasdaq: INCY), the leading genomic information company, announced today it has signed a definitive agreement to acquire privately held Proteome, Inc. of Beverly, MA, in a move that enhances its strategy to provide the life science community with cutting-edge functional genomics information. Founded in February 1995, by Dr. James I. Garrels and Dr. Joan E. Brooks, Proteome has developed an integrated biological knowledge system to provide researchers with valuable information related to gene and protein function. This platform reduces the complexity of the genomic information landscape by revealing biological connections and relationships across species.

"This transaction brings together two highly complementary genomic knowledge base companies, enhancing the depth and scale of Incyte's core business in a way that better positions us to continue to capture a larger share of the bio-pharmaceutical discovery research marketplace," said Roy A. Whitfield, Chief Executive Officer of Incyte. "It supports our objective of growing shareholder value by generating sustained growth, and broadening our base of key customers and partners. Significantly, it will enable us to deliver even better, more comprehensive solutions to a broad spectrum of the life sciences community."

"The combined Proteome and Incyte will be uniquely positioned to provide unparalleled protein annotation for the human genome. By conducting cross species comparisons we will be able to provide a deeper level of annotation for genes in Incyte's well-established LifeSeq Gold database, making it even more valuable to the life sciences community," said James I. Garrels, Ph.D., President and Chief Executive Officer of Proteome. "This transaction presents a unique opportunity to deliver more comprehensive genomic solutions to more customers and partners in the life sciences community more swiftly. It realizes the Proteome vision, and joins two leading edge organizations in a way we find very exciting."

Under the terms of the agreement, Incyte will offer $77 million in a combination of cash and equity, in exchange for all of Proteome's outstanding capital stock. The acquisition, which will be accounted for as a purchase, is expected to close before the end of the year.

Proteome's current customers include, American Home Products, AstraZeneca, Aventis, Bristol-Myers Squibb, DuPont, Eli Lilly, Exelixis, Glaxo Wellcome, Iconix, Janssen, Johnson & Johnson, Merck, Millennium, Pfizer, Pharmacia, Rosetta, Schering-Plough Research Institute, and SmithKline Beecham. Before the transaction, Proteome and Incyte served many of the same customers with different products and services.

As a result of the acquisition, Incyte expects to strengthen its industry-leading database offerings by adding valuable protein annotation. Incyte's LifeSeq Gold database provides the most comprehensive view of the entire human genome by integrating proprietary EST and full-length gene sequence information, mapping data, and public genomic sequence information. The database contains more than 120,000 transcribed, or expressed, genes of which approximately half are unique to Incyte.

Proteome's BioKnowledge Library consists of database volumes for human, rat, mouse, worm, yeast, and other organisms useful to medical research. Together these volumes contain annotation and reference data for the over 50,000 proteins available in the public domain. Expert curators have extracted relevant information for these proteins from published research articles and examined the sequence to predict the functions of uncharacterized proteins, creating a unique and comprehensive resource for drug discovery. Incyte intends to promptly extend this process to its proprietary proteins found in its LifeSeq Gold database, the most comprehensive view of the expressed human genome.

"Proteome's BioKnowledge Library has been widely adopted by pharmaceutical, biotechnology, and academic institutions as a key information resource to better understand proteins and their functions," said Mr. Whitfield. "The combination of Incyte's proprietary gene sequence information and Proteome's unparalleled annotation capabilities uniquely positions us to annotate the human proteome."

Proteome will maintain its facilities and operations in Beverly, Massachusetts. Dr. Garrels will continue to lead the Proteome organization and report directly to Mike Lack, Chief Operating Officer of Incyte. "We are delighted that Jim Garrels will join the Incyte management team and continue to lead his talented group of research scientists and employees. We've closely followed their work at Proteome for some time now, and we're confident this transaction represents an excellent fit in culture, philosophy, and management style," said Mr. Lack. "We're very happy to welcome the entire Proteome team to Incyte."

Incyte management will hold a conference call today to discuss recent events including today's announcement. The telephone number to join the call is 973-633-1010. The conference call will begin at 10:00 a.m. PST. A replay of the conference call will be available through the end of the day on Friday, December 22, 2000 by calling 402-220-0469.

Proteome, Inc. is a privately held, rapidly growing company that employs its proprietary processes to compile, distill and transform protein information into meaningful biological knowledge. The company is uniquely positioned to annotate the human proteome. Proteome currently has 25 pharmaceutical and biotechnology companies that license the BioKnowledge Library. Proteome's investors include Boston Millennia Partners, and William Blair Capital Partners, L.L.C. Additional information can be found at http://www.proteome.com.

Incyte Genomics, Inc. is the leading provider of an integrated platform of genomic technologies designed to aid in the understanding of the molecular basis of disease. Incyte develops and markets genomic databases and partnership programs, genomic data management software, microarray-based gene expression services, related reagents and services. These products, programs and services assist pharmaceutical and biotechnology researchers with all phases of drug discovery and development including gene discovery, understanding disease pathways, identifying new disease targets and the discovery and correlation of gene sequence variation to disease. For more information, visit Incyte's web site at http://www.incyte.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to the timing of the closing of the Proteome acquisition, Incyte's intention to extend the curation process to its database products, whether Incyte will strengthen its database offerings, and the potential benefits of the combination of the two companies, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the satisfaction of certain conditions to closing of the proposed acquisition, the ability to close the Proteome acquisition, the ability to integrate the company following acquisition, management of operations in remote locations, the impact of alternative technological advances and competition, and other risks detailed from time to time in Incyte's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2000. Incyte disclaims any intent or obligation to update these forward-looking statements.

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